EXHIBIT 99.1

Exponent Reports First Quarter 2025 Financial Results

MENLO PARK, Calif., May 01, 2025 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the first quarter of fiscal year 2025 ended April 4, 2025.

“Exponent’s first quarter results exceeded expectations, reinforcing both the resilience of our diversified business model and the value we deliver,” said Dr. Catherine Corrigan, President and Chief Executive Officer. “Our failure analysis expertise drove increased dispute-related activities in the chemicals, transportation and utilities industries. Proactive engagements were led by risk management and regulatory support activities. As expected, we were impacted by easing in the consumer electronics industry due to the timing of our clients’ product development life cycles. Our work continues to play a pivotal role in helping clients address their most complex and high-stakes challenges, supporting data driven decisions across critical and large-scale projects around the world.

“Exponent has demonstrated resilience through decades of successfully navigating challenging economic cycles. This quality, coupled with the accelerating pace of innovation and expectations around safety, health, and the environment, positions Exponent well to weather economic volatility,” Dr. Corrigan continued.

First Quarter Financial Results

Total revenues and revenues before reimbursements for the first quarter of 2025 were approximately flat at $145.5 million and $137.4 million, respectively, as compared to $144.9 million and $137.2 million in the first quarter of 2024.

Net income decreased to $26.7 million, or $0.52 per diluted share, in the first quarter of 2025, as compared to $30.1 million, or $0.59 per diluted share, in the same period of 2024. During the quarter, we realized a negative tax impact associated with share-based awards of $0.5 million or $0.01 per share, as compared to a positive benefit of $0.9 million, or $0.02 per share, in the first quarter of 2024. Inclusive of the negative tax impact, Exponent's consolidated tax rate was 29.4% in the first quarter, as compared to 25.4% for the same period in 2024.

EBITDA1 decreased to $37.5 million, or 27.3% of net revenues, in the first quarter of 2025, as compared to $40.1 million, or 29.2% of net revenues in the first quarter of 2024.

In a separate press release today, Exponent announced its quarterly cash dividend of $0.30 to be paid on June 20, 2025 and reiterated its intent to continue to pay quarterly dividends. During the first quarter of 2025, Exponent paid $16.4 million in dividends and closed the period with $245.1 million in cash and cash equivalents.

Business Overview

Exponent’s engineering and other scientific segment represented 84% of the Company’s revenues before reimbursements in the first quarter of 2025. Revenues before reimbursements in this segment were approximately flat in the first quarter, compared to the prior year period. Activity during the quarter was driven by demand for Exponent’s services across the transportation and utilities industries.

Exponent’s environmental and health segment represented 16% of the Company’s revenues before reimbursements in the first quarter. Revenues before reimbursements in this segment increased 2% in the first quarter, compared to the same period in the prior year. Growth in this segment was primarily driven by increased engagements in the chemicals industry.

Business Outlook

“As the broader market continues to navigate uncertainties, Exponent remains uniquely positioned to weather heightened turbulence enabled by our unparalleled and interconnected ecosystem of talent and our diversified portfolio of services,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer. “Based on current market demand, we continue to expect growth in 2025 and are maintaining our full year guidance. However, we continue to face headwinds in the second quarter as we close our year over year headcount gap.”

For the second quarter of fiscal 2025 as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to be down in the low-single digits; and,
  EBITDA1 to be 26.0% to 27.0% of revenues before reimbursements.

As a reminder, we are returning to a 52-week fiscal year in 2025, which will pose a headwind for full-year comparisons since fiscal 2024 benefitted from a 53rd week. For the full fiscal year 2025 as compared to fiscal year 2024, Exponent anticipates:

  Revenues before reimbursements to grow in the low-single digits; and,
  EBITDA1 to be 26.25% to 27.0% of revenues before reimbursements.

“Exponent thrives in the face of change, whether it’s driven by innovation or disruption. As our clients navigate increasing complexity, we remain focused on advancing our capabilities, investing in top talent, and delivering trusted insights that help our clients adapt, lead, and grow in dynamic environments,” Dr. Corrigan concluded.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, May 1, 2025, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (844) 481-2781 or (412) 317-0672. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 8332346#.

Use of non-GAAP Financial Measures 1

EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation, and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income, and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present, and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

Exponent has provided its outlook regarding EBITDA as a percentage of revenues before reimbursements. The Company has not reconciled this non-GAAP financial measure to the corresponding GAAP financial measure because guidance for the various reconciling items is not provided and the Company is unable to estimate with reasonable certainty the effect of these items without unreasonable effort. For example, the Company is unable to estimate with reasonable certainty the impact of equity awards on Exponent’s taxes without unreasonable effort. These items are uncertain, depend on various factors, and may have a material effect on Exponent’s results computed in accordance with GAAP. A reconciliation between the historical GAAP and non-GAAP financial measures presented in this release is provided in the financial tables at the end of this release.

About Exponent

Exponent brings together 90+ technical disciplines and 950+ consultants to help our clients navigate the increasing complexity of more than a dozen industries, connecting decades of pioneering work in failure analysis to develop solutions for a safer, healthier, more sustainable world.

Exponent's consultants deliver the highest value by leveraging multidisciplinary expertise and resources from across Exponent's offices in North America, Asia, and Europe. Exponent's consultants, laboratories, databases, and computing resources work seamlessly together around the globe, enabling us to produce the breakthrough insights needed to help multinational companies, startups, law firms, insurance companies, governments, and society respond to incidents and push their products and processes forward.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. When used in this document and in the documents incorporated herein by reference, the words “intend,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in generally applicable and industry-specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended April 4, 2025 and March 29, 2024
(unaudited)
(in thousands, except per share data)

	Quarters Ended
	April 4,	March 29,
	2025	2024

Revenues
Revenues before reimbursements	$137,437	$137,207
Reimbursements	8,070	7,726

Revenues	145,507	144,933

Operating expenses
Compensation and related expenses	75,903	90,327
Other operating expenses	12,095	10,531
Reimbursable expenses	8,070	7,726
General and administrative expenses	5,007	5,636

Total operating expenses	101,075	114,220

Operating income	44,432	30,713

Other income
Interest income, net	2,714	2,626
Miscellaneous income, net	(9,386)	7,084
	(6,672)	9,710

Income before income taxes	37,760	40,423

Income taxes	11,110	10,281

Net income	$26,650	$30,142

Net income per share:
Basic	$0.52	$0.59
Diluted	$0.52	$0.59

Shares used in per share computations:
Basic	51,283	51,006
Diluted	51,650	51,419

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
April 4, 2025 and January 3, 2025
(unaudited)
(in thousands)

	April 4,	January 3,
	2025	2025
Assets
Current assets:
Cash and cash equivalents	$245,113	$258,901
Accounts receivable, net	166,788	161,407
Prepaid expenses and other assets	20,895	26,573
Total current assets	432,796	446,881
Property, equipment and leasehold improvements, net	71,767	73,007
Operating lease right-of-use asset	73,438	75,248
Goodwill	8,607	8,607
Other assets	176,631	173,527
Total assets	$763,239	$777,270

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$36,783	$22,136
Accrued payroll and employee benefits	74,074	119,285
Deferred revenues	13,782	16,369
Operating lease liability	5,633	5,393
Total current liabilities	130,272	163,183
Other liabilities	117,071	116,935
Operating lease liability	74,488	76,084
Total liabilities	321,831	356,202

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	361,776	345,689
Accumulated other comprehensive loss	(2,845)	(3,791)
Retained earnings	635,020	624,151
Treasury stock, at cost	(552,609)	(545,047)
Total stockholders' equity	441,408	421,068
Total liabilities & stockholders' equity	$763,239	$777,270

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended April 4, 2025 and March 29, 2024
(unaudited)
(in thousands)

	Quarters Ended
	April 4,	March 29,
	2025	2024

Net Income	$26,650	$30,142

Add back (subtract):

Income taxes	11,110	10,281
Interest income, net	(2,714)	(2,626)
Depreciation and amortization	2,492	2,324

EBITDA (1)	37,538	40,121

Stock-based compensation	8,179	7,340

EBITDAS (1)	$45,717	$47,461

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.